UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
September 11, 2013
Date of Report (Date of earliest event reported)

SOLARWINDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34358	73-1559348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3711 South MoPac Expressway
Building Two
Austin, Texas 78746
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (512) 682-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Compensatory Arrangements

On August 21, 2013, SolarWinds, Inc. (the “Company”) filed a Form 8-K that disclosed that the Company appointed Jason Ream as Executive Vice President, Finance and Chief Financial Officer and J. Barton Kalsu as Executive Vice President, Finance and Chief Accounting Officer. Each appointment will be effective as of October 1, 2013 (the “Effective Date”).

On September 11, 2013, the Compensation Committee of the Company's Board of Directors (the “Committee”) approved the following annual salary and target bonus for each of Messrs. Ream and Kalsu to be effective as of the Effective Date:

Officer	Title	Base Salary	Target Bonus
Jason Ream	Executive Vice President, Finance and Chief Financial Officer	$290,000	$188,500
J. Barton Kalsu	Executive Vice President, Finance and Chief Accounting Officer	$290,000	$188,500

The Committee also approved the below-listed grants of equity-based incentives to Messrs. Ream and Kalsu pursuant to the Company's 2008 Equity Incentive Plan and its related forms of agreements, copies of which were previously filed with the Securities and Exchange Commission (the "SEC").

Officer	Stock Options (1)	Restricted Stock Units (2)
Jason Ream	58,743	28,851
J. Barton Kalsu	58,743	28,851
__________

(1)
All options granted have an exercise price equal to the closing price per share of the Company's common stock on the date of grant. One-sixtieth (1/60th) of the shares subject to the stock options will vest each month following the date of grant on the corresponding day of each month, subject to continued service through each applicable date.

(2)
Represents the right to receive one share of the Company's common stock per restricted stock unit. Twenty percent (20%) of the shares subject to the restricted stock units will vest annually over five years on each anniversary of the grant date, subject to continued service through each applicable date.

In connection with his appointment, Mr. Ream entered into an employment agreement (the “Agreement”) with the Company effective as of the Effective Date. Pursuant to the Agreement, Mr. Ream will earn a base salary of $290,000 and participate in the Executive Bonus Plan with a target bonus of $188,500. As contemplated by the Agreement, the Compensation Committee approved the grants of stock options and restricted stock units to Mr. Ream that are listed above. Mr. Ream is also eligible to participate in all employee benefit plans and vacation programs and will be reimbursed for all reasonable business expenses.

Pursuant to the Agreement, Mr. Ream is entitled to certain payments and benefits in the event of his termination of employment. If Mr. Ream is terminated for “cause” or upon his voluntary resignation, he will be entitled to receive any base salary earned but not paid through the date of his termination, any earned but unpaid bonus and any pay for vacation time accrued but not used.

In addition, the Agreement states that, if Mr. Ream is terminated other than for “cause,” he will be entitled to receive (i) a cash severance equal to six months of his then-current annual base salary, (ii) any earned but unpaid bonus payment, and (iii) reimbursement of health and dental care premiums for Mr. Ream and his dependents incurred to continue health and dental insurance coverage for 12 months after termination. These severance payments are conditioned upon Mr. Ream's execution of a release of claims.

Furthermore, pursuant to the Agreement, if Mr. Ream is terminated other than for “cause” or in the event of a “constructive termination” during the 12-month period after the effective date of a “change of control,” any of his then-outstanding equity awards held would fully vest and Mr. Ream would be entitled to receive (i) any earned but unpaid bonus payment, (ii) a cash severance equal to his then-current annual base salary, (iii) reimbursement of health and dental care premiums for Mr. Ream and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA.

The definitions of "cause," "change of control," and "constructive termination" pursuant to the Agreement with Mr. Ream are substantially the same as the definitions in our employment agreements with our other executive officers as described in our proxy statement filed with the SEC on March 28, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARWINDS, INC.

Dated:	September 17, 2013	By:	/s/ Bryan A. Sims

Bryan A. Sims
Senior Vice President, General Counsel and Secretary